                        REVISED TERMS OF PREFERRED STOCK

         1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Company's Series D Convertible Preferred Stock (the "Preferred Stock"), and the number of shares so designated shall be 5,000. Each share of Preferred Stock shall have a par value of $.01 per share and a stated value initially equal to $1,000 as increased from time to time pursuant to
Section 4 below (the "Stated Value").

         2. Definitions. In addition to the terms defined elsewhere in this Certificate of Designations, (a) the terms set forth in Exhibit A hereto shall have the meanings indicated therein, and (b) the following terms have the meanings indicated:

                  "Company" means Universal Display Corporation, a Pennsylvania corporation.

                  "Conversion Price" means $___[the average Closing Price for the 36 Trading Days beginning on the 8th Trading Day prior to the Conversion Shares Effective Date as contemplated by Section 2.3 of the Purchase Agreement]*, as adjusted pursuant to Section 15 hereof.

                  "Equity Conditions" means, with respect to a specified issuance of Common Stock, that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) such shares of Common Stock are registered for resale by the Holders pursuant to an effective Conversion Shares Registration Statement or all such shares may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act; (iii) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market;
         (iv) such issuance would be permitted in full without violating Section 16 hereof or the rules or regulations of any Trading Market; and (v) the Company is not in default with respect to any material obligation hereunder or under any other (A) any other agreement between the Company and any Holder, dated as of August 22, 2001, as may hereafter be amended; including, without limitation, the Purchase Agreement and the Notes or (B) any instrument or security issued pursuant to any of the agreements referred to in the preceding clause (A).


                  "Holder" means any holder of Preferred Stock.

                  "Junior Securities" means the Common Stock and all other equity or equity equivalent securities of the Company other than those securities that are outstanding on the Original Issue Date and are explicitly senior in dividend rights or liquidation preference to the Preferred Stock; except that any shares of Series C Convertible


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*        to be completed

         Preferred Stock issued pursuant to the provisions of the Purchase Agreement shall not be Junior Securities but shall rank pari passu with the Preferred Stock.

                  "Original Issue Date" means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates that may be issued to evidence such Preferred Stock.

                  "Purchase Agreement" means the Securities Purchase Agreement, dated August 22, 2001, among the Company and the original purchasers of the Preferred Stock.

         3. Dividends.

            (a) Holders shall not be entitled to receive dividends on the Preferred Stock.

         4. Stated Value. The "Stated Value" shall be increased by $4.16 on the last day of each month beginning on ______ __, 200_ [the last day of the month in which the Second Closing Date occurs unless the Second Closing Date occurs on or after the 16th day of the month in which case it shall be the last day of the month following the month in which the Second Closing Date occurs]*.

         5. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive an amount equal to $1,000 for each share of Preferred Stock, payable out of the assets of the Company, whether such assets are capital or surplus, and before any distribution or payment may be made to the holders of any Junior Securities. If the assets of the Company are insufficient to pay such amounts in full, then the entire amount of assets to be distributed shall be distributed among the Holders ratably in accordance with the amount each Holder would have received if such assets were sufficient to pay all such amounts in full. The Company shall provide notice of any Liquidation or Change of Control to each record Holder on the earlier of the day on which the Company (a) publicly announces such event or proposed action, or (b) notifies its shareholders of such event or proposed action. At the request of any Holder, which must be delivered prior to the effective date of a Change of Control (or, if later, within five Trading Days after such Holder receives notice of such Change of Control from the Company), such Change of Control will be treated as a Liquidation with respect to such Holder.

         6. No Payments on Junior Securities. So long as any Preferred Stock is outstanding, (i) neither the Company nor any Subsidiary shall, directly or indirectly, redeem, purchase or otherwise acquire any Junior Securities or set aside any monies for such a redemption, purchase or other acquisition, and (ii) the Company shall not pay or declare any dividend or make any distribution on any Junior Securities, except stock dividends on the Common Stock payable in



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*        to be completed
additional shares of Common Stock and dividends due and paid in the ordinary course on preferred stock of the Company at such times as the Company is in compliance with its payment and other obligations hereunder.

         7. Registration of Preferred Stock. The Company shall register shares of the Preferred Stock, upon records to be maintained by the Company for that purpose (the "Preferred Stock Register"), in the name of the record Holders thereof from time to time. The Company may deem and treat the registered Holder of shares of Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

         8. Registration of Transfers. The Company shall register the transfer of any shares of Preferred Stock in the Preferred Stock Register, upon surrender of certificates evidencing such shares to the Company at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

         9. Conversion.

            (a) Conversion at Option of Holder. At the option of any Holder, any Preferred Stock held by such Holder may be converted into Common Stock based on the then-applicable Conversion Price. A Holder may convert Preferred Stock into Common Stock pursuant to this paragraph at any time and from time to time after the Original Issue Date and prior to August 22, 2004, by delivering to the Company a conversion notice, in the form attached hereto as Exhibit B (a "Conversion Notice"), appropriately completed and duly signed, and the date any such Conversion Notice is delivered to the Company (as determined in accordance with the notice provisions hereof) is a "Conversion Date." A Holder shall simultaneously deliver a copy of the Conversion Notice to the Transfer Agent; provided, however, a Holder's failure to deliver such a copy shall not render such Conversion Notice invalid or ineffective.

            (b) Conversion at Option of Company. If, at any time after the Effective Date, the Closing Price for twenty (20) consecutive Trading Days exceeds 135% of the Conversion Price (the "Threshold Price"), the Company may require the Holders to convert all of the Preferred Stock into Common Stock based on the then-applicable Conversion Price. The Company may require a conversion pursuant to this paragraph by delivering irrevocable written notice of such election to the Holders, and the thirtieth Trading Day after the date any such notice is delivered to the Holders (as determined in accordance with the notice provisions hereof) will be the "Conversion Date" for such required conversion. Notwithstanding the foregoing, the Company may not require any conversion under this paragraph (and any notice thereof will be void), unless from the beginning of the period of twenty consecutive Trading Days through the Conversion Date, the Equity Conditions (except for the condition set forth in Section 16(a), which need not be satisfied for this purpose) are satisfied with respect to all of the Underlying Shares then issuable upon conversion in full of all outstanding Preferred Stock.

            (c) Automatic Conversion. Notwithstanding Section 16(a) hereof or any other provision to the contrary contained herein, but subject to the satisfaction of the Equity Conditions and the provisions of Section 16(b) hereof, on the third anniversary of the Original Issue Date, all the shares of Preferred Stock shall be converted as if the Holder had delivered a Conversion Notice with respect to such shares on such day. In the event the Equity Conditions (other than the requirements set forth in Sections 16(a) and 16(b), which need not be satisfied for this purpose) are not satisfied on such date, the Holder, at its option, may require the Company to repurchase the Preferred Stock for an amount equal to the Stated Value of the Preferred Stock on such date. The Holder shall exercise this option by delivering to the Company written notice to that effect and the Company shall repurchase the Preferred Stock on the fifth Business Day following the receipt of such notice against delivery of the Preferred Stock.

         10. Mechanics of Conversion.

             (a) The number of Underlying Shares issuable upon any conversion of a share of Preferred Stock hereunder shall equal the Stated Value on the Conversion Date of such share of Preferred Stock to be converted, divided by the Conversion Price in effect on the Conversion Date.

             (b) Upon conversion of any Preferred Stock, the Company shall promptly (but in no event later than four Trading Days after the Conversion
Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate (i) a certificate for the Underlying Shares issuable upon such conversion, free of restrictive legends unless a registration statement covering the resale of the Underlying Shares and naming the Holder as a selling stockholder thereunder is not then effective and such Underlying Shares are not then freely transferable without volume restrictions pursuant to Rule 144 under the Securities Act, and (ii) a bank check in the amount of all accrued and unpaid dividends on the Preferred Stock so converted (if the Company has elected or is required to pay such accrued dividends in cash). Within three Trading Days after receipt thereof, the Holder will deliver the original certificate(s) evidencing the Preferred Stock so converted to the Company, unless the Holder is awaiting receipt of a new certificate evidencing such shares from the Company pursuant to another provision hereof. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date. The Company shall, upon request of the Holder, use its best efforts to deliver Underlying Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

             (c) If a Holder is converting less than all shares of Preferred Stock represented by the certificate or certificates delivered by such Holder to the Company in connection with such conversion, or if such conversion cannot be effected in full for any reason, the Company shall promptly deliver to such Holder a new certificate representing the number of shares of Preferred Stock not converted.

             (d) The Company's obligations to issue and deliver Underlying Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to any Holder in connection with the issuance of such Underlying Shares.

         11. Voting Rights. Except as otherwise provided herein or as required by applicable law, the Holders shall not be entitled to vote on any matters. So long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of two-thirds (2/3) of the shares of Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the Holders, or (d) increase the authorized number of shares of Preferred Stock.

         12. Charges, Taxes and Expenses. Except as otherwise provided in this
Section 12, issuance of certificates for shares of Preferred Stock and for Underlying Shares issued on conversion of (or otherwise in respect of) the Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall be entitled to withhold any applicable taxes with respect to the actual or deemed payment of any dividends on the Preferred Stock (whether in cash or shares of stock) and with respect to the payment of any cash in lieu of the issuance of fractional shares) pursuant to Section 17 hereof; and further provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Common Stock or Preferred Stock in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Preferred Stock or receiving Underlying Shares in respect of the Preferred Stock.

         13. Replacement Certificates. If any certificate evidencing Preferred Stock or Underlying Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

         14. Reservation of Underlying Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) all outstanding Preferred Stock (taking into account the adjustments of Section 15), free from preemptive rights or any other contingent purchase rights of persons other than the Holder. The Company covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

         15. Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 15.

             (a) Stock Dividends and Splits. If the Company, at any time while Preferred Stock is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock (other than regular dividends on the Preferred Stock),
(ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any other shares of capital stock, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses (ii),
(iii) or (iv) of this paragraph shall become effective immediately after the effective date of such subdivision, combination or reclassification. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

             (b) Pro Rata Distributions. If the Company, at any time while Preferred Stock is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, "Distributed Property"), then, at the request of any Holder delivered before the 90th day after the record date fixed for determination of stockholders entitled to receive such distribution, the Company will deliver to such Holder, within five Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that such Holder would have been entitled to receive in respect of the Underlying Shares for which such Holder's Preferred Stock could have been converted immediately prior to such record date. If such Distributed Property is not delivered to a Holder pursuant to the preceding sentence, then upon any conversion of Preferred Stock that occurs after such record date, such Holder shall be entitled to receive, in addition to the Underlying Shares otherwise issuable upon such conversion, the Distributed Property that such Holder would have been entitled to receive in respect of such number of Underlying Shares had the Holder been the record holder of such Underlying Shares immediately prior to such record date.

             (c) Fundamental Transactions. If, at any time while Preferred Stock is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions,
(iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of Preferred Stock, each Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Variable Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new series of preferred stock consistent with the foregoing provisions and evidencing the Holders' right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph
(c) and insuring that the Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

             (d) Subsequent Equity Sales.


                  (i) If, at any time while Preferred Stock is outstanding, the Company issues additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (collectively, "Common Stock Equivalents" and together with Common Stock sometimes hereinafter called "CS Securities") at an effective price per share of Common Stock (the "Effective Price") less than the Conversion Price (as adjusted hereunder to such date), then the Conversion Price shall be reduced to equal the Effective Price. For purposes of the foregoing adjustment, in connection with any issuance of any Common Stock Equivalents, (x) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the "Deemed Number") shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (y) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Company to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock, divided by the Deemed Number, and (z) no further adjustment shall be made to the Conversion Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

                  (ii) If, at any time while Preferred Stock is outstanding, the Company or any Subsidiary has outstanding any Common Stock Equivalents with an Effective Price that floats or resets or otherwise varies or is subject to adjustment based on market prices of the Common Stock (a "Floating Price Security"), then for purposes of applying the preceding paragraph in connection with any subsequent conversion, the Effective Price will be determined separately on each Conversion Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire shares of Common Stock on such Conversion Date (regardless of whether any such holder actually acquires any shares on such date).

                  (iii) Notwithstanding the foregoing, no adjustment will be made under this Section 13(d) in respect of (a) any grant of options to employees, officers, directors or consultants of the Company pursuant to any stock option plan duly adopted by the Company's board of directors (provided, that the number of shares of Common Stock which are the subject of any such plan may not exceed 2,800,000, subject to annual increases of up to 40% of the shares authorized under such plans during the immediately preceding year), (b) the issuance of CS Securities upon exercise of any such options, (c) the issuance of CS Securities under the PPG Agreement or the Motorola Agreement (d) up to 1,000,000 of CS Securities issued in connection with any contractual strategic alliances approved by the Company's Board of Directors; (e) the issuance of any CS Securities representing or convertible into up to 50,000 shares of Common Stock in any single transaction; provided that this subsection (e) shall only apply to the first 50,000 shares in the aggregate issued in any consecutive 12 month period and 150,000 in the aggregate; (f) CS Securities issued or issuable pursuant to the Notes, Preferred Stock, Warrants or any other Transaction Document or pursuant to the anti-dilution provisions thereof; (g) any CS Securities issuable upon the exercise of, or pursuant to the anti-dilution provisions contained within, any options, restricted stock awards, preferred stock or warrants outstanding on the date hereof (but not to the extent amended hereafter) all of which are set forth on Schedule 3.1(g) to the Purchase Agreement, a copy of which is on file at the offices of the Company and which will be made available to any Holder upon request; or (h) any Common Stock issued upon the conversion of exercise of any Common Stock Equivalents outstanding as of the date hereof (but not to the extent amended hereafter) all of which are set forth on; Schedule 3.1(g) to the Purchase Agreement, a copy of which is on file at the offices of the Company and which will be made available to any Holder upon request;

             (e) Calculations. All calculations under this Section 15 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

             (f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 15, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to each Holder and to the ^ Transfer Agent.

             (g) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to each Holder a notice describing the material terms and conditions of such transaction, on the earlier of the day on which the Company (a) publicly announces such proposed action or
(b) notifies its Shareholders of such proposed action, and the Company will take all steps reasonably necessary in order to insure that each Holder is given the practical opportunity to convert its Preferred Stock prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

         16. Limitation on Conversion. (a) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by any Holder upon any conversion of Preferred Stock (or otherwise in respect of the Preferred Stock) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% (the "Maximum Percentage") of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Conversion Notice by a Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Underlying Shares requested in such Conversion Notice is permitted under this paragraph. By written notice to the Company, any Holder may waive the provisions of this Section or increase or decrease the Maximum Percentage to any other percentage specified in such notice, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such waiver or increase or decrease will apply only to such Holder and not to any other Holder.

             (b) Notwithstanding anything contained to the contrary herein, the number of shares of Common Stock that may be acquired by any Holder upon any conversion of Preferred Stock (or otherwise in respect of the Preferred Stock) shall be limited to the extent such conversion would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of this Note after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section 14(b) will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section 14(b) applies, the determination of the extent to which the Preferred Stock is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice or the Company is requiring conversion pursuant to Section 9(b) in either case, that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum amount permitted to be converted on such Conversion Date.

         17. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of Preferred Stock. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of Preferred Stock, the Company shall pay an amount in cash equal to the average of the Closing Prices of the Common Stock for the five Trading Days immediately prior to (but not including) the Conversion Date multiplied by such fraction; provided that, unless a Holder requests otherwise, no payment shall be required to be made to a Holder pursuant to this sentence until the aggregate amount payable to such Holder in connection with such conversion (together with unpaid amounts from prior conversions) exceeds $1,000, at which time all previously deferred payments shall be made.

         18. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, or (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service.. The addresses for such communications shall be: (i) if to the Company, to 375 Phillips Boulevard, Ewing, New Jersey 08618, facsimile: (609) 671-0995, Attention Sidney Rosenblatt, or (ii) if to a Holder, to the address or facsimile number appearing on the Company's stockholder records or such other address or facsimile number as such Holder may provide to the Company in accordance with this Section.

         19. Miscellaneous.


             (a) The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

             (b) No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

                                                                       EXHIBIT A
                             ADDITIONAL DEFINITIONS

         "Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

         "Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

         "Change of Control" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of more than one-half of the voting rights or equity interests in the Company, (ii) a replacement of more than one-half of the members of the Company's board of directors that is not approved by those individuals who are members of the board of directors on the date hereof in one or a series of related transactions, (iii) a merger or consolidation of the Company or any Subsidiary or a sale of all or substantially all of the assets of the Company in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company's securities prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in of the surviving entity or acquirer of such assets, or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

         "Closing Price" means, for any date the VWAP for such date (or the nearest preceding date) all as reported by Bloomberg L.P. or any successor to its function for reporting VWAP.

         "Common Stock" means the common stock of the Company, par value $.01 per share.

         "Conversion Shares Registration Statement" means a registration statement covering the resale of the Underlying Shares by the Holders and any additional registration statements with respect thereto, including (in each case) the Prospectus included in such registration statement and in any amendments and supplements to such registration statement or prospectus including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

         "Effective Date" means the date that a Conversion Shares Registration Statement is declared effective by the Commission.

         "Eligible Market" means the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Motorola Agreement" means collectively the License Agreement dated as of September 29, 2000 between the Company and Motorola, Inc., the Stock Purchase Warrant granted to Motorola, Inc. on September 29, 2000 and the Securities Purchase Agreement, dated as of September 29, 2000 between the Company and Motorola, Inc.

         "Notes" means $15,000,000 in aggregate principal amount of Convertible Promissory Notes due August 22, 2004 issued by the Company to the Holders.

         "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

         "PPG Agreement" means collectively, the Development and License Agreement dated as of October 1, 2000 between the Company and PPG Industries, Inc., as amended, and the Stock Purchase Warrant granted to PPG Industries, Inc. on October 1, 2000.

         "Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subsidiary" means any subsidiary of the Company.

         "Trading Day" means (a) any day on which the Common Stock is traded on its primary Trading Market, or (b) if the Common Stock is not then listed or quoted on any national securities exchange, market or trading or quotation facility, then a day on which trading occurs on the New York Stock Exchange (or any successor thereto).

         "Trading Market" means the NASDAQ National Market System or any other national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

         "Transfer Agent" means American Stock Transfer & Trust Company or such other entity that the Company shall designate as its transfer agent from time to time, provided that the Company has given notice to the Holder that it has designated a new Transfer Agent.

         "Underlying Shares" means the shares of Common Stock issuable upon conversion of the Preferred Stock.

         "VWAP" means Volume Weighted Average Price of a share of Common Stock.

                                                                       EXHIBIT B

                            FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock indicated below into shares of common stock, par value $.01 per share (the "Common Stock"), of Universal Display Corporation, a Pennsylvania corporation (the "Company"), according to the conditions hereof, as of the date written below.


                   -------------------------------------------------------------
                   Date to Effect Conversion


                   -------------------------------------------------------------
                   Number of shares of Preferred Stock owned prior to Conversion


                   -------------------------------------------------------------
                   Number of shares of Preferred Stock to be Converted


                   -------------------------------------------------------------
                   Stated Value of shares of Preferred Stock to be Converted


                   -------------------------------------------------------------
                   Number of shares of Common Stock to be Issued


                   -------------------------------------------------------------
                   Applicable Conversion Price


                   -------------------------------------------------------------
                   Number of shares of Preferred Stock subsequent to Conversion

The undersigned hereby covenants and agrees that the undersigned (i) will not sell or otherwise dispose of the shares of Common Stock to be delivered pursuant to this Conversion Notice (the "Shares") except pursuant to an effective registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), (ii) will sell the Shares only in accordance with the Plan of Distribution set forth in the prospectus forming a part of the Registration Statement (the "Prospectus"), (iii) will comply with the requirements of the Act when selling or otherwise disposing of the Shares, including, but not limited to, the prospectus delivery requirements of the Act,
(iv) will not sell or otherwise dispose of, and will return immediately to the Company for the purpose of placing a restrictive legend thereon, the Shares (and any certificates representing the Shares, if applicable) upon notice from the Company that the Prospectus may not be used for the sale of the Shares, and (v) will indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Act and Section 20 of the Securities Exchange Act of 1934, as amended), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses (as defined in the Registration Rights Agreement dated August 22, 2001 by and between the Company and the investors signatory thereto) arising out of or based upon any breach by the undersigned of any of the covenants contained herein.

                                       -----------------------------------------
                                       Name of Holder

                                       By:
                                            ------------------------------------
                                       Name:
                                              ----------------------------------
                                       Title:
                                               ---------------------------------


                                       15